Exhibit 3.1

Certificate of Amendment
of
Restated Certificate of Incorporation
of
CytRx CORPORATION

CytRx Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1.	The original Certificate of Incorporation of this Corporation was filed with the Secretary of State of Delaware on February 28, 1985.

2.	The Restated Certificate of Incorporation of this Corporation was filed with the Secretary of State of Delaware on November 15, 2007 (the “Certificate of Incorporation”).

3.	The Certificate of Incorporation was further amended by Certificates of Amendment of Restated Certificate of Incorporation of CytRx Corporation, filed with the Secretary of State of Delaware on July 2, 2008, July 8, 2011, May 15, 2012, October 31, 2017, and March 16, 2022.

4.	Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Certificate of Incorporation.

5.	Article 1 of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“FIRST. The name of the corporation (hereinafter called the “corporation”) is LadRx Corporation.”

6.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

7.	The effective date of this Certificate of Amendment to the Certificate of Incorporation shall be September 26, 2022.

[Signature page follows.]

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT]

IN WITNESS WHEREOF, CytRx Corporation has caused this Certificate to be duly executed by the undersigned duly authorized officer as of this 19th day of September, 2022.

CytRx Corporation

By:	/s/ John Y. Caloz
Name:	John Y. Caloz
Title:	Chief Financial Officer and Senior Vice President